EXHIBIT 21

List of Subsidiaries

The Company's consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition,if applicable)	Attributable interest

UBL Europe, LLC (1)	Delaware	September 7, 2010	100%

Mongoose Technologies, Inc. (2)	Delaware	September 9, 2009 (January 18, 2010)	100%

(1)	UBL Europe, LLC filed a Certificate of Cancellation on February 13, 2013.
(2)	Currently inactive.